Exhibit 99.1

Stabilisation / FSA	Jenifer Kirtland
Maxtor Investor Relations
(408) 324-7056
jenifer_kirtland@maxtor.com
Maxtor Corporation Announces Pricing of
$300 Million of 2.375% Convertible Senior Notes Due 2012
MILPITAS, CA, August 10, 2005 — Maxtor Corporation (NYSE: MXO) announced today the pricing of its offering of $300 million of 2.375% Convertible Senior Notes due 2012 sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. Offers to initial purchasers outside the United States will be made pursuant to Regulation S under the Securities Act of 1933. The Company has also granted the initial purchasers of the notes an option to purchase up to an additional $45 million aggregate principal amount of the notes to cover over-allotments. The sale of the notes is expected to close on August 15, 2005.
Under certain circumstances the notes will be convertible into cash and, if applicable, the Company’s common stock at an initial conversion rate of 153.1089 shares per $1,000 principal amount of the notes, subject to adjustment (equal to an initial conversion price of approximately $6.53 per share). On conversion of these notes the Company will pay cash equal to the principal amount (or if less, the conversion value), and if the conversion value is greater than the principal amount, the Company will have the option to pay the excess in either cash or common stock. The official New York Stock Exchange closing price for the Company’s common stock on August 9, 2005 was $5.31 per share.
The Company intends to use the net proceeds to retire outstanding debt, including retirement of up to $150 million of 6.80% Convertible Senior Notes due 2010, and for other general corporate purposes. Pending application of funds, the Company expects to invest the net proceeds in investment-grade, interest-bearing securities.
This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.
About Maxtor
Maxtor Corporation is one of the world’s leading suppliers of information storage solutions. The Company has an expansive line of storage products for desktop computers, near-line storage, high-performance Intel-based servers, and consumer electronics. Maxtor has a reputation as a proven market leader built by consistently providing high-quality products and service and support for its customers. Maxtor is traded on the NYSE under the MXO symbol.
Certain statements in this press release may be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “will,” “may” and similar expressions identify forward-looking statements. These statements are only predictions. The Company makes these forward-looking statements based upon information available on the date hereof, and it has no obligation (and expressly disclaims any such obligation) to update or alter any such forward-looking statements, whether as a result of new information, future events, or otherwise. See the Company’s Form 10-Q for the period ended July 2, 2005 for a further discussion of these and other risks and uncertainties applicable to the Company’s business.